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                           [MICHAEL FOODS INC. LETTERHEAD]

CONTACT: MARK D. WITMER
         Director of Corporate Communications
         (612) 546-1500

For Immediate Release

     OLSON RETIRES FROM MICHAEL FOODS BOARD

     MINNEAPOLIS, December 2 -- Michael Foods, Inc. (Nasdaq\NMS-MIKL) announced today that former CEO Richard Olson has resigned from its Board of Directors for personal reasons. Olson's retirement is effective immediately. He served as Michael Foods' Chief Executive Officer from 1987
     - 1993 and has been a director since the Company's formation in 1987.

     Gregg Ostrander, Chief Executive Officer, commented, "We thank Dick for his many years of dedicated service to Michael Foods. His leadership and counsel have been appreciated by management and his fellow directors."

     Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Principal subsidiaries include M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Northern Star Co. and Kohler Mix Specialties, Inc.

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12-2-96